Exhibit (b)(2)

LOAN AUTHORIZATION AGREEMENT

DATED: SEPTEMBER 6, 2011

The Borrower referred to below has applied for, and BMO HARRIS FINANCING, INC., Chicago, Illinois (the “Lender”), has approved the establishment of, a loan authorization account (“Loan Account”) from which the Borrower may from time to time request loans and letters of credit up to the maximum amount of credit shown below (the “Maximum Credit”). Interest on such loans is computed at a variable rate which may change daily based upon changes in the Prime Rate or the LIBOR Quoted Rate (each hereinafter defined). The Borrower may make principal payments at any time and in any amount. The request by the Borrower for, and the making by the Lender of, any loan against the Loan Account or the issuance by BANK OF MONTREAL (Bank of Montreal in such capacity herein referred to as the “Issuing Bank” and Bank of Montreal in any other capacity herein is referred to as the “Reference Bank”) of a letter of credit, shall constitute an agreement between the Borrower and the Lender as follows:

Name of Borrower: GTCR GRIDLOCK HOLDINGS, INC., a Delaware corporation

Address:	c/o GTCR Investment X LLC
300 North LaSalle Street, Suite 5600
Chicago, Illinois 60654
Attn: Anna May Trala

Type of Loan Account:	☒	Revolving, which means as principal is repaid, the Borrower may reborrow subject to this Agreement.

☐

Multiple Advances, which means that the Borrower may not reborrow any amounts that have been repaid but may still borrow the difference between the Maximum Credit and the principal amounts of prior borrowings.

Amount of Maximum Credit: $90,000,000

Each Loan Requested Shall Be At Least: $100,000

Variable Interest Rate:

The interest rate applicable prior to the Maturity Date equals the greater of (i) the rate per annum announced by the Reference Bank from time to time as its prime commercial rate or equivalent, for U.S. Dollar loans to borrowers located in the United States (the “Prime Rate”) plus the rate of 2.00% per annum or (ii) the LIBOR Quoted Rate for such day plus the rate of 4.75% per annum. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a three-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a business day, on the immediately preceding business day) divided by (ii) one (1) minus the Reserve Percentage; the term “LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits); and “Reserve Percentage” means, for any day, the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto, without benefit or credit for any prorations, exemptions or offsets under Regulation D (and adjusted automatically on and as of the effective date of any change in any such reserve percentage).

Maturity Date: The Loan Account terminates, and Loans are payable, ON DEMAND and if no demand is made, no later than November 4, 2011; provided that the Borrower shall have twenty (20) days to honor any demand for payment hereunder.

Periodic Statements reflecting accrued interest will be sent and interest will be payable monthly.

Payments shall be due at the Lender’s principal office in

Chicago, Illinois, paid to the order of the Lender, and made by: ☒	Fed Wire:
Pay to the order of BMO Harris Bank N.A., Chicago, Illinois
ABA 071000288
To the account of: BMO Harris Financing, Inc.
Account#: 181-506-7
Reference: GTCR Gridlock Holdings, Inc.
Attn.: Client Services Dept.

If Letters of Credit may be requested, check here: ☒ and attach Letter of Credit Rider following signature page hereof.

1.

Using the Account. All loans and advances from the Loan Account are referred to in this Agreement as “Loans”. Loan requests must be in writing (including by facsimile or e-mail) or by telephone (and confirmed in writing) and shall be sent to the Borrower’s BMO Harris Financing, Inc. Account Officer no later than 1:00 p.m. (Chicago time) on the date of the proposed borrowing. Loan proceeds shall be credited to the Borrower’s deposit account previously designated by the Borrower unless the Lender is directed otherwise by special written directions from the Borrower. The amount of each Loan requested shall be at least the minimum amount shown above, and the Lender shall have the right to refuse to honor any Loan requested by the Borrower which is less than that minimum amount, even if the Lender has previously honored a Loan request for less than the minimum amount. The Borrower shall not request any Loan or letters of credit which, when taken together with the Loans and stated face amount of letters of credit then outstanding, would exceed the Maximum Credit. If Loans or letters of credit are secured directly or indirectly by securities traded on a national exchange or by other “margin stock” (as defined by the Federal Reserve Board in Regulation U), then the Borrower promises to furnish the Lender a duly executed and completed Form U-1 statement and agrees that the proceeds of Loans from the Loan Account will not be used to purchase or carry margin stock, convertible bonds convertible into margin stock or warrants for margin stock unless the Borrower has obtained the prior written consent of the Lender. In no event shall the proceeds of any Loans be utilized to finance participation in a hostile tender offer or similar transaction or to finance an acquisition of securities in anticipation of such a hostile transaction.

Loans and letters of credit will be made available from the Loan Account subject to the Lender’s approval on a case-by-case basis as and when such Loans or letters of credit are requested by the Borrower.

All Loans and letters of credit shall be made against and evidenced by the Borrower’s promissory note payable to the order of the Lender in the principal amount of $90,000,000, such note to be in the form of Exhibit A attached hereto (the “Note”). The Lender agrees that notwithstanding the fact that the Note is in the principal amount of $90,000,000, it shall evidence only the actual unpaid principal balance of Loans made under the Loan Account and the stated amount of letters of credit then outstanding. All Loans and letters of credit made against the Note and the status of all amounts evidenced by the Note shall be recorded by the Lender on its books and records or, at its option in any instance, endorsed on a schedule to the Note and the unpaid principal balance and status and rates so recorded or endorsed by the Lender shall be prima facie evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon, the status of the Loans evidenced thereby and the interest rates applicable thereto, absent manifest error; provided that the failure of the Lender to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay the principal amount of the Note together with accrued interest thereon. The Lender agrees that if it transfers or assigns the Note, the Lender will stamp thereon a statement of the actual principal amount evidenced thereby at the time of transfer. The Borrower agrees that in any action or proceeding instituted to collect or enforce collection of the Note, the amount shown as owing the Lender on its records shall be prima facie evidence of the unpaid balance of principal and interest on the Note, absent manifest error.

2.

Interest. The Borrower shall pay the Lender interest on the unpaid principal balance of Loans in accordance with the terms of this Agreement. Accrued interest will be billed monthly, and is due by the last day of each month (each, an “Interest Payment Date”). Interest for each billing period is computed by applying a daily periodic rate based on the greater of (a) Prime Rate plus the rate per annum of 2.00% or (b) the LIBOR Quoted Rate plus the rate per annum of 4.75% to each day’s ending Loan balance. Interest shall be computed on the basis of a year of 360 days for the actual number of days elapsed. The Prime Rate reflects market rates of interest as well as other factors, and it is not necessarily the Reference Bank’s best or lowest rate. The daily Loan balance shall be computed by taking the principal balance of Loans at the beginning of each day, adding any Loans posted to the Loan Account that day, and subtracting any principal payments posted to the Loan Account as of that day. Interest begins to accrue on the date a Loan is posted to the Loan Account. The principal balance of Loans which remains unpaid after demand for repayment shall bear interest until paid in full at a post maturity rate of 2% per annum above the interest rate otherwise applicable to the Loans (determined as aforesaid). The interest rate payable under this Agreement shall be subject, however, to the limitation that such interest rate shall never exceed the highest rate which the Borrower may contract to pay under applicable law. Interest on the Loans shall, at the option of the Borrower and subject to the following terms and conditions, be payable either (i) in immediately available funds on each Interest Payment Date in accordance with this paragraph 2, or (ii) by adding such interest to the unpaid principal balance of the Loans on each Interest Payment Date, in which event such interest shall become a like amount of the principal of the Note (a borrowing of a Loan of like amount) which the Borrower hereby promises to pay as hereinafter set forth, or (iii) by any combination of the methods described in the immediately preceding clauses (i) and (ii) selected by the Borrower which results in such methods being applied in the satisfaction in full of all interest due on the Loans on such Interest Payment Date:

(A)

Unless the Borrower notifies the Lender that the Borrower intends to pay the interest due on the Loans on each Interest Payment Date with funds not borrowed under this Agreement, the Borrower shall be deemed to have irrevocably requested a Loan on each Interest Payment Date in the amount of the interest then due on the Loans, in each case subject to the provisions of this Agreement (other than the requirement that a Loan be in a certain minimum amount), which new Loan shall be applied to pay the interest then due on the Loans. In the event the Borrower has elected to pay the interest due on the Loans with funds not borrowed under this Agreement and the

Borrower fails to make any such payment within twenty (20) days of the applicable Interest Payment Date, the Lender may in its sole discretion deem the Borrower to have irrevocably requested a Loan in the amount of the interest then due on the Loans, in each case subject to the provisions of this Agreement (other than the requirement that a Loan be in a certain minimum amount) which new Loans shall be applied to pay the interest then due on the Loans.

(B)

Each payment of interest by a borrowing of a Loan shall be evidenced by the Note, shall bear interest from the date made at a rate per annum equal at all times to the rate then applicable to the Loans, payable on demand but if no demand on the last day of each calendar month (commencing on the first of such dates following such issuance) and, subject to the provisions of paragraph 9 herein, on demand.

(C)

In no event shall the unpaid principal balance of all Loans and the stated face amount of all letters of credit then outstanding, including, without limitation, each borrowing of a Loan to pay interest then due on the Loans, exceed the Maximum Credit.

3.

Guaranties. GTCR Fund X/A AIV LP and GTCR Fund X/C AIV LP (together, the “Guarantors”) shall at all times guarantee all Loans made and letters of credit issued pursuant to this Agreement under those certain Guaranties of even date herewith from each of the Guarantors in favor of the Lender and the Issuing Bank (together, the “Guaranties”). The Borrower hereby acknowledges that the Guaranties being provided by the Guarantors are material inducements to the Lender’s extension of credit hereunder and that in determining whether or not to extend additional credit to the Borrower and whether or not to demand repayment of the Loan, the Lender will be considering issues related to the continued creditworthiness and liquidity position of the Guarantors.

4.

Maturity Date; Payments. The Borrower shall pay to the Lender the principal balance of outstanding Loans together with any accrued interest and shall post cash collateral in an amount equal to 105% of the sum of the aggregate undrawn amount of the letters of credit and any unreimbursed draws thereunder ON DEMAND and if no demand is made, no later than November 4, 2011, provided that the Borrower shall have twenty (20) days to honor any demand for payment hereunder. Payments received by the Lender shall be applied first to accrued interest and then to the principal balance of outstanding Loans unless otherwise directed. If any payment from the Borrower under this Agreement becomes due on a Saturday, Sunday, or a day which is a legal holiday for banks or other financial institutions in the State of Illinois, such payment shall be made on the next bank business day and any such extension shall be included in computing interest under this Agreement.

5.	Periodic Statements. The Lender will furnish the Borrower with a monthly statement for each billing period which has any transaction or balance.

6.

Financial Statements. The Borrower agrees to furnish financial information of the Borrower to the Lender for any time period during which this Agreement is in effect upon reasonable request of the Lender from time to time. Such information shall be furnished as soon as reasonably practicable, but in any event within 30 days after request by the Lender.

7.

Representations and Warranties. In consideration of establishing and maintaining the Loan Account, the Borrower hereby represents and warrants to the Lender that: (a) the Borrower is a corporation duly organized, validly existing, and in good standing under the laws of its state of organization; (b) the execution, delivery, and performance by the Borrower of this Agreement, the Note and all documents executed in connection therewith, and any application and indemnity agreement (standby letters of credit) in connection with the issuance of letters of credit (collectively, the “Loan Documents”) are within its powers, have been duly authorized by all necessary action, and do not contravene the Borrower’s certificate of incorporation or by-laws or any law or contractual restriction binding on or affecting the Borrower; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the Borrower’s due execution, delivery, and performance of this Agreement or the other Loan Documents; (d) this Agreement is, and the other Loan Documents when executed and delivered by the Borrower will be, the Borrower’s legal, valid, and binding obligation enforceable against the Borrower in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies; (e) the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock; (f) there is no pending or threatened action or proceeding affecting the Borrower before any court, governmental agency or arbitrator, which may reasonably be expected to materially adversely affect the Borrower’s financial condition or operations or which purports to affect the legality, validity, or enforceability of this Agreement or any other Loan Document; (g) no credit extended hereunder shall be utilized to finance participation in a hostile tender offer or similar transaction or to finance an acquisition of securities in anticipation of such a hostile transaction; and (h) the proceeds of each Loan shall be utilized for purposes permitted under the Borrower’s by-laws.

8.	Intentionally deleted.

9.

DEMAND OBLIGATION; ENFORCEMENT. THE LOANS ARE PAYABLE “ON DEMAND” AND IF NO DEMAND IS MADE, NO LATER THAN NOVEMBER 4, 2011. ACCORDINGLY, THE LENDER CAN DEMAND PAYMENT IN FULL OF THE LOANS AND CAN DEMAND THE POSTING OF CASH COLLATERAL WITH RESPECT TO THE LETTERS OF CREDIT IN ACCORDANCE WITH SECTION 4 OF THIS AGREEMENT AT ANY TIME IN ITS SOLE DISCRETION EVEN IF THE BORROWER HAS COMPLIED WITH ALL OF THE TERMS OF THIS AGREEMENT.

No delay by the Lender in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Lender of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Borrower agrees to pay to the Lender all reasonable expenses incurred or paid by the Lender in connection with the establishment and maintenance of the Loan Account and the collection of the Loans and any amounts due with respect to letters of credit and any court costs and other reasonable amounts due under this Agreement, including, without limitation, reasonable attorneys’ fees. The Lender shall have the right at any time to set-off the balance of any deposit account that the Borrower may at any time maintain with the Lender or any of its affiliates against any amounts at any time owing under this Agreement, to the extent such Loans or reimbursement or other obligations with respect to letters of credit under this Agreement are then due.

10.

Termination; Renewal. The availability of additional Loans and letters of credit under this Agreement will automatically terminate ON DEMAND. The Lender and the Issuing Bank (with respect to letters of credit) reserve the right at any time without notice to terminate the Loan Account, suspend the Borrower’s borrowing privileges or refuse any Loan or letter of credit request even though the Borrower has complied with all of the terms under this Agreement and at the Lender’s option it may make a written demand for repayment of the Loans or the cash collateralization of the letters of credit. The Borrower may terminate this Agreement at any time effective upon receipt by the Lender of at least 15 days prior written notice. No termination under this Section shall affect the Lender’s rights or the Borrower’s obligations regarding payment or default under this Agreement. Such termination shall not affect the Borrower’s obligation to pay all Loans and the interest accrued through the date of final payment. The Lender or the Issuing Bank may also elect to honor Loan or letter of credit requests after termination of this Agreement, and the Borrower agrees that any such payment by the Lender shall constitute a Loan to the Borrower under this Agreement.

11.

Assignments. (a) The Lender shall have the right at any time to assign to one or more other commercial banks or other financial institutions all or a portion of the Loans, the Loan Agreement and the other Loan Documents, provided, that the Lender shall not make any assignment (other than assignments to affiliates of the Lender) until it first gives the Borrower written notice of such assignment and twenty (20) days to pay off the Loans outstanding hereunder or to cash collateralize the letters of credit hereunder which are subject to the assignment. The Borrower may not assign its rights under this Agreement or any Loan Document without the written consent of the Lender.

(b) Notwithstanding anything herein to the contrary, the Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement or any Loan Document to secure its obligations, including any such pledge or grant to a Federal Reserve Bank, and this paragraph shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or secured party for the Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

12.

Notices. The Lender may rely on instructions from the Borrower with respect to any matters relating to this Agreement or the Loan Account, including telephone loan requests (confirmed in writing) which are made by persons whom the Lender reasonably believes to be the persons authorized by the Borrower to make such loan requests. All notices and statements to be furnished by the Lender shall be sufficient if delivered to any such person at the billing address for the Loan Account shown on the records of the Lender. All notices from the Borrower shall be sent to the Lender at 115 South LaSalle Street, Chicago, Illinois 60603, Attention: Client Services, Department 17 West. The Borrower waives presentment and notice of dishonor. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. No amendment or waiver of any provision of this Agreement or the Note or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender. If any part of this Agreement is unenforceable, that will not make any other part unenforceable. This Agreement shall be governed by the laws of the State of Illinois.

13.

Consent to Jurisdiction. THE BORROWER AND THE LENDER SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND OF ANY ILLINOIS STATE COURT SITTING IN COOK COUNTY, ILLINOIS, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.	Jury Trial Waiver. THE BORROWER AND THE LENDER WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.

Costs and Expenses. The Borrower agrees to pay all reasonable expenses, legal and/or otherwise (including court costs and reasonable attorneys’ fees) paid or incurred by the Lender in endeavoring to collect obligations of the Borrower in protecting, defending or enforcing this Agreement or any of the Loan Documents in any litigation, bankruptcy or insolvency proceedings or otherwise, or incurred in connection with any litigation or governmental proceeding relating to the Borrower or the transactions contemplated hereby.

16.

USA Patriot Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

17.

Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Agreement by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of executed counterparts of this Agreement and the Loan Documents by telecopy or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as originals.

[SIGNATURE PAGE TO FOLLOW]

The Borrower agrees to the terms set forth above.

This Agreement is dated as of the date first written above.

GTCR GRIDLOCK HOLDINGS, INC.

By:	/s/ Christian B. McGrath

Name:	Christian B. McGrath

Its:	Vice President and Secretary

BMO HARRIS FINANCING, INC.

By:	/s/ Denise Sidlo

Name:	Denise Sidlo

Its:	Director

LETTER OF CREDIT RIDER

This Letter of Credit Rider is hereby made an integral part of and deemed by the parties hereto to be incorporated within the foregoing Loan Authorization Agreement, dated as of September 6, 2011 (the “Agreement”), between BMO Harris Financing, Inc. (the “Lender”), and GTCR Gridlock Holdings, Inc. (the “Borrower”).

In consideration of the agreement by Bank of Montreal (the “Issuing Bank”) to consider issuing letters of credit applied for by the Borrower as more fully described herein, the parties hereto agree as follows:

1.

The Borrower may, in addition to requesting that the Lender make Loans under the Agreement, also request that the Issuing Bank issue standby letters of credit (the “Letters of Credit”) for the account of the Borrower under the Agreement in a stated amount not to the Maximum Credit (as set forth in the Agreement) at any one time. The Maximum Credit under the Agreement shall be deemed utilized by an amount equal to the sum of (i) the aggregate undrawn stated amount of the Letters of Credit plus (ii) any unreimbursed draws thereunder (such sum, the “L/C Obligations”); provided, that the Maximum Credit shall not be deemed utilized to the extent any such Letters of Credit have been cash collateralized in an amount not less than 105% of the amount of L/C Obligations outstanding at such time.

2.

The issuance of the Letters of Credit under the Agreement shall be at the Issuing Bank’s sole discretion and shall be subject to such terms and conditions as the Borrower and the Issuing Bank shall mutually agree upon at the issuance thereof. The Borrower shall request a Letter of Credit by completing an application and indemnity agreement therefor (an “Application”) on the standard form of the Issuing Bank then in use for such type of Letters of Credit.

3.

No Letters of Credit will be issued by the Issuing Bank under the Agreement with a termination date later than the earlier of (i) one year from its date of issuance and (ii) the Maturity Date, if any, under the Agreement.

4.

The Borrower shall pay to the Issuing Bank a fee for the Letters of Credit at a commission rate of 4.75% (computed on the basis of a 360 day year for the actual number of days elapsed) or as otherwise set forth in the Application therefor. In addition, the Borrower shall pay to the Issuing Bank its standard issuance, drawing, negotiation, amendment, and other administrative fees relating to the Letters of Credit at the rates in effect from time to time.

5.

Letter of Credit fees or L/C Obligations shall, at the option of the Borrower and subject to the following terms and conditions, be payable either (i) in immediately available funds on the date a Letter of Credit is drawn upon (the “L/C Payment Date”), or (ii) by adding such Letter of Credit fees or L/C Obligations to the unpaid principal balance of the Loans on each L/C Payment Date, in which event such fees and reimbursement obligations shall become a like amount of the principal of the Note (a borrowing of a Loan of like amount) which the Borrower hereby promises to pay in accordance with the Agreement, or (iii) by any combination of the methods described in the immediately preceding clauses (i) and (ii) selected by the Borrower which results in such methods being applied in the satisfaction in full of all Letter of Credit fees or L/C Obligations due on such L/C Payment Date:

(A)

Unless the Borrower notifies the Issuing Bank that the Borrower intends to pay the Letter of Credit fees or L/C Obligations due on each L/C Payment Date with funds not borrowed under the Agreement, the Borrower shall be deemed to have irrevocably requested a Loan on each L/C Payment Date in the amount of the fees and reimbursement obligations then due on the Letters of Credit, in each case subject to the provisions of the Agreement (other than the requirement that a Loan be in a certain minimum amount), which new Loan shall be applied to pay the fees and reimbursement obligations then due on the Letters of Credit. In the event the Borrower has elected to pay the Letter of Credit fees and L/C Obligations with funds not borrowed under the Agreement and the Borrower fails to make any such payment within twenty (20) days of the applicable L/C Payment Date, the Issuing Bank and the Lender may in their sole discretion deem the Borrower to have irrevocably requested a Loan on each L/C Payment Date in the amount of the fees and reimbursement obligations then due on the Letters of Credit, in each case subject to the provisions of the Agreement (other than the requirement that a Loan be in a certain minimum amount), which new Loan shall be applied to pay the fees and reimbursement obligations then due on the Letters of Credit.

(B)

Each payment of Letter of Credit fees or L/C Obligations by a borrowing of a Loan shall be evidenced by the Note, shall bear interest from the date made at a rate per annum equal at all times to the rate then applicable to the Loans, payable on the last day of each calendar month (commencing on the first of such dates following such issuance) and, subject to the provisions of paragraph 4 of the Agreement, on demand.

(C)

In no event shall the unpaid principal balance of all Loans and the stated face amount of all Letters of Credit then outstanding, including, without limitation, each borrowing of a Loan to pay interest then due on the Loans or to pay Letter of Credit fees or L/C Obligations, exceed the Maximum Credit.

6.

The representations and warranties of the Borrower in the Agreement shall be deemed to be made by the Borrower on each day an Application is executed by the Borrower, and shall be deemed to refer to each Application in the same manner and to the same extent as they refer to the Agreement and the Note.

7.

At any time during the term of the Agreement, the Issuing Bank may demand that the Borrower deliver to the Issuing Bank, and the Borrower hereby agrees to deliver to the Issuing Bank within thirty (30) days after any such demand, cash collateral to secure the Borrower’s obligations under the Applications in an amount not less than 105% of the amount of L/C Obligations outstanding at such time. At any time when the availability of additional Loans under the Agreement terminates pursuant to the terms thereof, the Borrower will no longer be permitted to request the issuance of Letters of Credit thereunder.

8.	The Issuing Bank may, at its option, elect to issue Letters of Credit at such of its branches or offices as the Issuing Bank may from time to time elect.

THIS LETTER OF CREDIT RIDER IS ENTERED INTO AS OF DATE FIRST WRITTEN ABOVE.

GTCR GRIDLOCK HOLDINGS, INC.

By:	/s/ Christian B. McGrath

Name:	Christian B. McGrath

Its:	Vice President and Secretary

BANK OF MONTREAL, as Issuing Bank

By:	/s/ Denise Sidlo

Name:	Denise Sidlo

Its:	Director

EXHIBIT A

DEMAND NOTE

$90,000,000.00	September 6, 2011

ON DEMAND and if no demand is made, no later than November 4, 2011, for value received, the undersigned, GTCR GRIDLOCK HOLDINGS, INC., a Delaware corporation, promises to pay to the order of BMO HARRIS FINANCING, INC. (the “Lender”) at its offices at 115 South LaSalle Street, Chicago, Illinois 60603, the principal sum of NINETY MILLION AND 00/100 DOLLARS ($90,000,000.00) or, if less, the principal amount of Loans and reimbursement obligations with respect to letters of credit (as and to the extent required pursuant to application and indemnity agreements therefor) outstanding under the Loan Authorization Agreement referred to below together with interest payable at the times and at the rates and in the manner set forth in the Loan Authorization Agreement referred to below.

This Note evidences borrowings by the undersigned under that certain Loan Authorization Agreement dated as of September 6, 2011, between the undersigned and the Lender, as may be amended from time to time; and this Note and the holder hereof are entitled to all the benefits provided for under the Loan Authorization Agreement, to which reference is hereby made for a statement thereof. The undersigned hereby waives presentment and notice of dishonor. The undersigned agrees to pay to the holder hereof all court costs and other reasonable expenses, legal or otherwise, incurred or paid by such holder in connection with the collection of this Note. Delivery of an executed counterpart of this Note by telecopy or by email transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as an original. It is agreed that this Note and the rights and remedies of the holder hereof shall be construed in accordance with and governed by the laws of the State of Illinois.

GTCR GRIDLOCK HOLDINGS, INC.

By:

Name:

Its: